Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Immunomedics, Inc.

We consent to the incorporation by reference in the Registration Statements Nos. 333-184377, 333-128310, 333-114810 and 333-90338 on Form S-3 and the Registration Statements Nos. 333-143420 and 333-53224 on Form S-8 of Immunomedics, Inc. of our reports dated August 25, 2014, with respect to the consolidated balance sheet of Immunomedics, Inc. and subsidiaries as of June 30, 2014, the related consolidated statements of comprehensive (loss) income, changes in stockholders’ equity and cash flows for the year then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2014, which reports appear in the June 30, 2014 annual report on Form 10-K of Immunomedics, Inc.

/s/ KPMG LLP

Short Hills, New Jersey

August 25, 2014